Exhibit 10.1

BY HAND

December 7, 2009

Mr. Michael Schozer

[address]

Dear Mike:

This will confirm our discussion about your separation from employment as President of Assured Guaranty Corp. (“AGC” or the “Company”) on mutually agreeable terms as set forth below.  You and AGC agree that this Agreement represents the full and complete agreement concerning your separation from employment with AGC and any and all of its affiliated companies.

1.             Last Day of Employment:  You will remain on the Company’s payroll at your present level of salary ($400,000 annually) through December 31, 2009, which shall be your effective date of separation (“Termination Date”).  On or prior to December 30, 2009, you must resign in writing from all of your positions and offices with AGC and any and all of its affiliated companies and/or the respective Board of Directors thereof, and as an SEC Named Executive Officer of Assured Guaranty Ltd., by executing the letter annexed hereto as Exhibit A. Between the date of this Agreement and your Termination Date (i) you will not be required to report to the office on a daily basis but shall be available to consult with the Company regarding matters related to AGC business, and (ii) you will be allowed to interview and seek other employment pursuant to the terms of this Agreement, subject to paragraph 12 of this Agreement. You acknowledge and agree that after your Termination Date you shall not accrue any additional vacation, sick days, personal days or any other benefit or, except as otherwise provided in this Agreement, accrue any further benefits in any benefit plan sponsored by AGC or any of its affiliated companies, and by signing below you expressly waive any such further accruals.

2.             Consideration: Provided that you sign, return and do not revoke this Agreement and/or the attached Supplemental Release, and subject to the provisions of paragraph 20(c) of this Agreement, AGC will provide you with the following consideration:

(a)           Separation Benefits:

(i)            You will be paid total severance benefits equal to $800,000 (i.e., two times your current salary of $400,000 per year), during calendar years 2010 and 2011 (“Severance Benefits”). The payments of Severance Benefits under this paragraph (i) shall be made at the same times such amounts would be paid as salary; provided that, to satisfy tax code section 409A, payment of the Severance

Benefits will not commence earlier than July 1, 2010, at which time you will be paid the first six months of installments, with the remaining installments to continue to be paid through December 31, 2011.

(ii)           You will be paid a lump sum of $510,000 in 2010, on the first pay period after the first date on which you have signed this Agreement and the attached Supplemental Release and the period during which you are permitted to revoke such signatures has expired.

(iii)          You will be paid a lump sum of $490,000 in January 2011.

(b)           Retirement Benefits:

(i)            You will not accrue any benefits for any period after December 31, 2009 under the qualified Employee Retirement Plan, and your benefits under the qualified Employee Retirement Plan will be determined based on your employment through your Termination Date.

(ii)           Your benefits under the non-qualified Supplemental Employee Retirement Plan (“Supplemental Plan”) will be paid in a lump sum.  To satisfy tax code section 409A, the Supplemental Plan lump sum will be paid during July 2010.  Your lump sum benefit under the Supplemental Plan will be the sum of (i) the balance as of December 31, 2009 adjusted in accordance with the Supplemental Plan to reflect investment returns (positive or negative) until distribution, and (ii) the amount of $96,000.

(c)           Options:  Your stock options under the Assured Guaranty Ltd. Long-Term Incentive Plan (“LTIP”) will continue to vest as though you remained employed by the Company through December 31, 2011.  Options that were not vested immediately prior to your Termination Date will become exercisable in accordance with the vesting schedule set forth in the applicable option award agreement determined as though you continued to be employed through December 31, 2011, provided that no options will be exercisable after December 31, 2011. (See Schedule attached hereto as Exhibit B)

(d)           Restricted Stock Awards:  As of the Termination Date, or, if later, as soon as practicable after the first date on which you have signed this Agreement and the attached Supplemental Release and the period during which you are permitted to revoke such signatures has expired, you will be vested in the restricted stock awards under the LTIP that would have vested if you had remained employed until December 31, 2011. (See Schedule attached hereto as Exhibit B)

(e)           Restricted Stock Units:  As of the Termination Date, you will be vested in the restricted stock units under the LTIP that would have vested if you had remained employed until December 31, 2011, and distribution of shares with respect to such units will occur on the respective dates such shares would have been distributed under the applicable award agreement determined as though you had remained employed until December 31, 2011. (See Schedule attached hereto as Exhibit B)

(f)            Performance Retention Awards: You will be entitled to distributions with respect to performance retention plan awards for performance periods that end before January 1, 2010 ($250,000.00 original plan value), in accordance with the terms of those awards.  You will forfeit all performance retention plan awards for performance periods that end after December 31, 2009.

(g)           Employee Benefits:  Medical and dental insurance coverage, coverage under the Executive Health Plan, life insurance coverage, matching gift program participation, and short-term and long-term disability coverage will be continued until the earlier of (i) 24 months after the Termination Date, or (ii) the date on which you commence employment with another employer and receive comparable benefits, or you otherwise obtain alternate coverage for such benefits.  To the extent that the Company is unable to provide medical coverage, life insurance coverage, and/or disability coverage under the Company’s benefit plans for the required period, the Company will reimburse you for reasonable premiums to obtain these coverages on an individual basis.

(h)           Death Benefits:    In the event that you die before payments or benefits become due under this Agreement, your estate or other legal representative shall be entitled to receive all unpaid payments and any and all other amounts and benefits otherwise due to you under paragraph 2 of this Agreement, except as otherwise provided by law or by the terms of any applicable plans.

3.             Withholding on Payments:  Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to you and with respect to the benefits set forth in this Agreement.

4.             Vacation:  You will be paid for any accrued but unused vacation. You understand that you are entitled to your accrued but unused vacation days whether or not you sign this Agreement.

5.             Reimbursement of Business Expenses:  You agree to promptly submit appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for AGC, and AGC will reimburse you in accordance with AGC policy.  You can submit such documentation to Ivana Grillo.

6.             Unemployment Insurance:  While AGC will not oppose a claim by you for unemployment insurance benefits, you must understand that the New York State Department of Labor (“DOL”), not AGC, determines whether you are eligible to receive benefits and that you cannot raise any claim against AGC because of information that is provided to the DOL.

7.             Transition:

(a)           Until your Termination Date, you agree to continue to perform your duties in a professional manner and to cooperate in the orderly and smooth transition of your job responsibilities.

(b)           After your Termination Date you agree that you shall be available, upon reasonable advance notice, to respond to questions and provide assistance to AGC regarding any unfinished business and to provide full and complete cooperation to AGC in connection with any litigation or other disputes for which AGC may need your assistance.  Such assistance may include, but is not limited to (i) meeting with employees and/or representatives of AGC as needed, (ii) providing full and complete disclosure of facts relevant to the litigation or dispute, and/or (iii) with reasonable advance notice, being available for depositions and preparation meetings.  AGC will reimburse you for any reasonable out-of-pocket expenses you incur as a result of any such post-employment cooperation. AGC will also continue to indemnify you with respect to services that you provided as an employee of AGC in accordance with AGC’s Articles of Incorporation and AGC’s By-laws.

(c)           Simultaneously with signing this Agreement, you shall complete the AGC Code of Conduct Annual Affirmation Statement annexed hereto as Exhibit C and shall cooperate with AGC in any follow-up inquiry thereto.

8.             Acknowledgement:  You understand and agree that absent this Agreement, you would not otherwise be entitled to the payments and benefits specified in this Agreement. Further, by signing this Agreement, you agree that you are not entitled to any payments and/or benefits that are not specifically listed in this Agreement for any past, present or future year, including but not limited to benefits under the Employment Agreement between you and Assured Guaranty Corp. dated April 28, 2004 and all amendments thereto, including but not limited to the restatement of such Employment Agreement as executed by you and the Company on December 23, 2008; benefits under the Assured Guaranty Corp. Employee Severance Plan and/or any other severance plan; benefits under the Assured Guaranty Ltd. Performance Retention Plan; benefits under any  performance incentive plan; benefits under the ACE Group Short-Term and/or Long-Term Incentive Programs; benefits under any bonus plan (including but not limited to plans relating to years 2009, 2010 and/or 2011); benefits related to 2009, 2010 and/or 2011 under any non-qualified profit-sharing plan; stock option grants, restricted stock grants and/or performance retention plan awards under the LTIP and/or any other long-term incentive plan; except for those qualified  retirement benefits in which you have vested rights, in each case pursuant to the terms of the applicable plans and applicable law. You further expressly acknowledge that all performance retention plan awards under the LTIP for performance periods that end after your Termination Date, and all stock option grants and restricted stock grants under the LTIP that are not vested as of December 31, 2011, are properly forfeited.  You further agree and acknowledge that upon the Company’s providing to you the consideration set forth in this Agreement, the Company has paid you in full any and all monies owed to you in connection with your employment with the Company and separation from employment, including but not limited to payment for all services performed on behalf of the Company, except as otherwise specifically stated in this Agreement.

9.             General Release of All Claims:  In exchange for AGC’s payments, benefits and other consideration under this Agreement, you release AGC, Assured Guaranty Ltd., Assured Guaranty Re Ltd., Assured Guaranty U.K. Ltd., ACE Limited, Financial

Security Assurance Holdings Ltd., Financial Security Assurance Inc., now known as Assured Guaranty Municipal Corp., and Dexia S.A. (hereinafter collectively referred to as the “Corporations”), and its and/or their past, present and/or future parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees and agents (hereinafter collectively referred to as “Releasees”), from any and all claims you may have which may legally be waived by private agreement, known or unknown, including but not limited to those related to your employment, your separation from employment or otherwise, from the beginning of time through the date that you sign this Agreement, except as otherwise specifically stated in this Agreement.

You understand and agree that you are releasing Releasees from any and all claims which may legally be waived by private agreement, including but not limited to any and all claims for breach of contract, personal injury, wages, benefits, defamation and wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including but not limited to, claims arising under the  Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the New York Labor Law, the New York Whistleblower Statute, and any other federal, state, local, or foreign laws or regulations), contract (express or implied), tort, constitutional provision, common law, public policy or otherwise, from the beginning of time through the date that you sign this Agreement.

You understand and agree that you are releasing Releasees from any and all claims which may legally be waived by private agreement, including but not limited to any and all claims for discrimination or harassment in employment, or retaliation, on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status, genetic information, veteran’s status, and any other protected grounds including, but not limited to, any and all rights and claims you may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state, local, or foreign laws or regulations, from the beginning of time through the date that you sign this Agreement.

10.          No Claims Filed:  Except as otherwise stated below, you agree and covenant not to file any suit, complaint, claim, grievance or demand for arbitration against Releasees in any court, administrative agency, or other forum with regard to any claim, demand, liability or obligation arising out of your employment with the Company or separation from employment. You further represent that no claims, complaints or other proceedings are pending in any court, administrative agency, or other forum relating directly or indirectly to your employment with the Company.  You understand that nothing in this Agreement shall be construed to prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any federal, state or local agency. Notwithstanding the foregoing, you hereby waive any and all rights to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.  You understand that your release of claims as contained in this Agreement does not extend to any rights you may have under the Fair Labor Standards Act and/or any applicable state law governing wage payments, or under any laws governing the filing of claims for unemployment and/or workers’ compensation benefits.  You further understand that nothing herein shall be construed to prohibit you from challenging: (a) the Company’s failure to comply with its promises to make payment and provide benefits under this Agreement; (b) your right to any vested benefits to which you are entitled; or (c) the knowing and voluntary nature of your release of claims under the Age Discrimination in Employment Act of 1967.

11.           Confidential Information:

(a)           You acknowledge that the Corporations and their affiliated companies have, through the expenditure of considerable time and expense over a period of years, developed extensive confidential and proprietary information and trade secrets regarding their business affairs (financial or otherwise), clients and prospective clients, including, without limitation: (i) information relating to the identities, points of contact, affairs, operations, habits and patterns of clients and prospective clients; (ii) information relating to internal business, legal, human resources and financial policies and practices, plans, strategies, methodologies, operations, services, projects, status, training, advertising, marketing, and other non-publicly disclosed information; and (iii) information relating to their employees’ identities, skills, abilities, evaluations, work histories, and compensation.  You further acknowledge that during your employment with AGC you were exposed to confidential and proprietary information and/or trade secrets that were designated by the Company as confidential or that the Company indicated through its policies, practices, procedures or other instructions should not be disclosed to anyone outside the Company except through controlled means.  “Confidential and proprietary information” includes, but is not limited to, customer identities, customer records, compilations of customer names, addresses and/or telephone numbers, customer contact information, information on customer habits or preferences, pricing information, financial information, personnel and compensation information, policies, marketing data or information, new product information or plans, sales data or history, earnings data or projections, business information, and other information not easily accessible or commonly known. A “trade secret” is any formula, pattern, method, device or compilation of information of special value, not generally known to the public or competitors, that the Company uses in its business and has taken steps to maintain as secret from persons other than those selected by the Company (the information referred to in this paragraph 11 (a) will hereinafter be referred to collectively as “Confidential Information”).

(b)           You acknowledge that such Confidential Information is proprietary, not available to the public or the Corporations’ competitors, and provides the Corporations with a unique and valuable competitive advantage, and that its use or disclosure in violation of this Agreement would cause the Corporations immediate and serious irreparable injury.  You further acknowledge that the controlled disclosure of confidential and proprietary information to customers or vendors for legitimate business purposes and the availability of such information to others outside the Company through independent investigation and effort will not remove it from protected status.

(c)           You acknowledge that you were employed in a professional, confidential and fiduciary relationship with AGC, that you performed certain duties with regard to AGC, and that you were entrusted with Confidential Information in connection with the performance of those duties.

(d)           Accordingly, you promise and agree that the Confidential Information shall remain the exclusive property of the Company, that you shall preserve the confidentiality of the Confidential Information, and that you shall not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person, firm, corporation or other entity outside the Company for any purpose other than for a purpose directly related to the business of the Company, or use for your own or for any other person or entity’s benefit, any portion of the Confidential Information.   You also promise that you shall not use any such Confidential Information to damage the Corporations or its and/or their interests, customers and/or any other person or entity with whom AGC does business.

(e)           In the event that you are required by legal process to disclose any Confidential Information, you shall, within two (2) business days after actual receipt of such legal process, provide the Company’s General Counsel with written notice of such legal obligation and shall fully cooperate with any efforts by the Company to oppose or limit such disclosure.

(f)            By signing below, you agree that you (i) have returned to AGC any and all Confidential Information and all other materials, documents or property belonging to the Corporations, including without limitation documents, files, lists, records, manuals, reports, software and hardware, computers, cell phone, keys, equipment, identification card, access card, credit cards, mailing lists, rolodexes, computer print-outs, computer programs, and computer disks and tapes; (ii) have not retained any copies of any Confidential Information and/or any other materials, documents or property belonging to the Corporations, with the exception of your contacts list and your Company-provided blackberry and laptop, which the Company is expressly allowing you to retain provided that the Company’s IT Department has removed all Confidential Information from such equipment; and (iii) have permanently deleted all Confidential Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices.

12.           Restrictive Covenants:

Solely for the purposes of this paragraph 12, the Restricted Period shall end December 31, 2011.

(a)           Solicitation of Clients:

(i)            During the Restricted Period, you shall not, directly or indirectly, for your own account or as proprietor, shareholder, member, partner, principal,

director, officer, employee, consultant, trustee, fiduciary, representative, agent, distributor, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company), or otherwise, for or on behalf of any person, business, firm, corporation, partnership and/or other entity, contact or solicit any business from any person, corporation or other entity which is a customer of the Company and/or its affiliates as of your Termination Date for the purpose of assisting, facilitating or encouraging, in any way, any such customer to transfer any existing  business from the Company and/or its affiliates, whether by termination, non-renewal or otherwise.  For purposes of this Agreement, “customers” of the Company and/or its affiliates mean and include (A) any and all persons, businesses, corporations, partnerships, and/or other entities which have done business with the Company and/or its affiliates as a customer as of your Termination Date; and (B) all persons, businesses, corporations, partnerships and/or other entities which control any such customer.

(ii)           During the Restricted Period, you shall not, directly or indirectly, for your own account or as proprietor, shareholder, member, partner, principal, director, officer, employee, consultant, trustee, fiduciary, representative, agent, distributor, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company), or otherwise, for or on behalf of any person, business, firm, corporation, partnership and/or other entity, sell, offer to sell, or contact or solicit any reinsurance and/or risk transfer business from MBIA, Inc., AMBAC Financial Group Inc., Financial Guaranty Insurance Company, Municipal Infrastructure Assurance Corp., CIFG and/or Syncora, and/or any of its and/or their affiliates.

(b)           Solicitation of Employees:  During the Restricted Period you shall not, directly or indirectly, for your own account or as proprietor, shareholder, member, partner, principal, director, officer, employee, consultant, trustee, fiduciary, representative, agent, distributor, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company), or otherwise, for or on behalf of any person, business, firm, corporation, partnership and/or other entity, (i) hire any employee, or any person who was during the one-year period prior to your Termination Date an employee, of the Company and/or any present or former affiliated companies, or (ii) induce, encourage or solicit any employee or officer of AGC and/or any affiliated companies to leave the employ of AGC and/or any affiliated companies of AGC or assist any person, company or entity to engage in such conduct.  Nothing in this paragraph 12(b) shall prohibit you from hiring any person whose employment was terminated by the Company, whether due to a reduction in force or otherwise, at any time after six (6) months following such person’s termination from employment, provided that this provision shall not apply in any situation where such former employee of the Company deliberately engaged in activities designed to lead to his/her termination from employment by the Company.

(c)           Non-Competitive Activities:  During the Restricted Period you shall not, directly or indirectly, for your own account or as proprietor, shareholder, member, partner, principal, director, officer, employee, consultant, trustee, fiduciary, representative, agent, distributor, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company), or otherwise, for or on behalf of any person, business, firm, corporation, partnership and/or other entity, render services of a business, professional and/or commercial nature, whether for compensation or otherwise, to any other person, business, firm, corporation, partnership and/or other entity in the financial guaranty insurance and/or reinsurance industry, which shall include financial guaranty insurance executed through credit default swaps or other derivative instruments, or otherwise engage in any business activities adverse to the business or welfare of AGC or Financial Security Assurance Inc. and/or its and/or their affiliates, or directly competitive with any business of AGC or Financial Security Assurance Inc. and/or its and/or their affiliates conducted in the one (1) year period prior to your Termination Date.  Nothing in this paragraph 12(c) shall prohibit you from working on behalf of public finance or asset-backed bond advisors, arrangers, underwriters, investors, investment or fund managers, hedge funds and/or issuers.  During the Restricted Period, you shall provide AGC with at least thirty (30) days prior written notice of any new employment, with a description of your new employer and your anticipated duties.

13.          Confidentiality of Agreement:  You agree that the terms of this Agreement are confidential, except that the parties understand and consent that this Agreement will be filed with the SEC.  You agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor, immediate family members or as required by process of law.  If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

14.          No Negative Statements:  You agree not to make, directly or indirectly, to any person or entity, including but not limited to employees, Board members, affiliates or staff of the Corporations, and/or the press, any negative or disparaging oral or written statements about, or do anything which damages, any of the Releasees, or its or their services, good will, reputation, or financial status, or which damages it or them in any of its or their business relationships.   AGC will instruct its senior officers not to make, directly or indirectly, to any person or entity, including but not limited to AGC’s employees, AGC’s Board members, AGC’s affiliates or staff thereof, and/or the press, any negative or disparaging oral or written statements about, or do anything which damages, you or your services, good will, reputation, or financial status, or which damages you in any of your business relationships.

15.          Non-admission of Wrongdoing:  By entering into this Agreement, neither you nor AGC or any of AGC’s parents, subsidiaries, affiliates, officers, directors, employees or agents admit any wrongdoing or violation of law.

16.          Applicable Law:  This Agreement shall be interpreted, enforced and governed under the laws of the State of New York, without reference to the principles of conflict of laws of any jurisdiction.

17.          Severability:  You agree that in the event any provision of this Agreement is judicially declared to be invalid or unenforceable for any reason, in whole or in part, only such provision or provisions shall be invalid or unenforceable without invalidating, rendering unenforceable or otherwise affecting the remaining provisions hereof, which shall remain in full force and effect to the fullest extent permitted by law.

18.          Changes to the Agreement:  This Agreement may not be changed unless the changes are in writing and signed by you and either the Chief Executive Officer, or the General Counsel, of  AGC.

19.          Supplemental Release:  On or after, but not before, December 31, 2009, you must sign the attached Supplemental Release and return it to Ivana Grillo, Director, Human Resources, Assured Guaranty Corp., 31 West 52nd Street, NY, NY 10019.

20.          Arbitration of Disputes:

(a)   Without in any way affecting the terms of paragraph 9, you and AGC agree that any of the following types of disagreements, disputes or claims shall be resolved exclusively by arbitration in New York, New York in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction over the matter:

(i)   those arising out of or relating to the validity of this Agreement, how it is interpreted or implemented, and/or any alleged breach of this Agreement, provided that the resolution of any disagreement related to your eligibility for  fringe benefits shall be subject to the terms of the benefit plans and the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

(ii)   those involving in any way, or related to, your employment with AGC and/or the termination of that employment, if for any reason your release and waiver under paragraph 9 is found to be unenforceable or inapplicable.

(b)           In the event of such a dispute, the prevailing party shall be entitled to an award of all costs and expenses reasonably incurred including reasonable legal fees.

(c)           The foregoing provisions of this paragraph 20 shall not be construed to limit the Company’s right to obtain relief under the following provisions of this paragraph relating to equitable remedies with respect to any matter or controversy subject to paragraphs 11, 12, 13 and/or 14 and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

(i)  You acknowledge that the Company would be irreparably injured by your violation of paragraphs 11, 12, 13 and/or 14, and that damages at law are an insufficient remedy for the Company.  Accordingly, you agree that in the event of such breach or threatened breach,  in addition to any other remedies available to the Company, (A) the Company shall be entitled to a preliminary injunction, temporary restraining order, and/or other equivalent relief to the extent permitted by law, restraining you from any actual or threatened breach of paragraphs 11, 12, 13 and/or 14, (B) the Company shall be entitled to such other relief from a court necessary to specifically enforce your obligations under paragraphs 11, 12, 13 and/or 14, (C) you shall forfeit payment of the unpaid portion of the Severance Benefits and any and all other amounts and benefits otherwise payable and/or due under paragraph 2 of this Agreement; you shall be required to repay all Severance Benefits and any and all other amounts and benefits previously paid and/or provided pursuant to paragraph 2 of this Agreement; and any and all other obligations of the Company with regard to making payments, vesting of stock awards, providing benefits, and/or otherwise arising under paragraph 2 of this Agreement shall be null, void and of no effect, and (D) the Company shall be entitled to recover attorneys’ fees and other costs incurred by the Company in obtaining such relief.

(ii)   If any court or other tribunal refuses to enforce any of the covenants contained in paragraphs 11, 12, 13 and/or 14 because such covenants cover too extensive a geographic area, cover too long a period of time, or otherwise, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder.

(iii)  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

21.          Entire Agreement:  This Agreement contains the entire agreement between you and AGC, and replaces and supercedes any and all prior agreements or understandings between you and AGC and any and all of AGC’s affiliated companies, whether written or oral, (i) including but not limited to your offer letter dated December 2, 2003 and the Employment Agreement between you and Assured Guaranty Corp. dated April 28, 2004 and all amendments thereto, including but not limited to the restatement of such Employment Agreement as executed by you and the Company on December 23, 2008, which offer letter and Employment Agreement shall be null and void, and (ii) with the exception of the Assured Guaranty Ltd. Executive Officer Recoupment Policy, a copy of which is annexed hereto as Exhibit D and shall be deemed to be part of this Agreement.

22.          Waiver:  By signing this Agreement, you acknowledge that:

(a)           You have carefully read, and understand, this Agreement.

(b)           You have been given up to forty-five (45) days to consider your rights and obligations under this Agreement and to consult with an attorney and/or any other advisors of your choice, and agree that changes to this Agreement, whether material or immaterial, do not restart the running of the forty-five (45) day period.

(c)           AGC advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement.

(d)           You consulted with Keith Markel of the firm Dickstein Shapiro LLP, the attorney of your choice, before signing this Agreement.

(e)           The Company provided you with information that it was legally obligated to provide, as set forth in the Appendix to this Agreement.

(f)            You understand this Agreement is legally binding and by signing it you give up certain rights.

(g)           You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it.

(h)           You have not relied upon any representation, statement or omission made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement.

(i)            You knowingly and voluntarily release Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing this Agreement, and you acknowledge that these benefits are in addition to any benefits that you would have otherwise received if you did not sign this Agreement.

(j)            This Agreement does not waive any rights or claims that may arise after this Agreement is signed.

23.          Return of Signed Agreement:  You should return the signed Agreement to Ivana Grillo, Director, Human Resources, Assured Guaranty Corp., 31 West 52nd Street, New York, NY 10019 no later than January 6, 2010.  If you do not return the signed Agreement to Ms. Grillo by this date, this Agreement shall be deemed revoked, null, void and of no effect.

24.          Effective Date:  You have seven (7) days from the date you sign this Agreement  to change your mind and revoke this Agreement.  If you do not advise the Company within seven (7) days that you have revoked this Agreement, this Agreement shall be effective, enforceable and binding on all parties.  If you change your mind and revoke this Agreement, you must send written notice of your decision to Ivana Grillo, Director of

Human Resources, Assured Guaranty Corp., 31 West 52nd Street, New York, NY 10019 so that Ms. Grillo receives your revocation no later than the eight (8th) day after you originally signed this Agreement.  You should understand that AGC will not be required to make payments or provide the benefits herein unless this Agreement becomes effective.

Sincerely,

/s/ James M. Michener
James Michener
General Counsel

Read, Accepted and Agreed:

/s/ Michael Schozer	12/7/09
Michael Schozer	Date

State of New York)
ss.:
County of New York)

On the 7th day of December, 2009 before me personally came Michael Schozer, to me known and known to me to be the individual described in and who executed the foregoing instrument, and duly acknowledged to me that he executed the same.

/s/ Steven J. Cohen
Notary Public

SUPPLEMENTAL RELEASE

In exchange for the payments and benefits described in the Agreement dated December 7, 2009 (“Agreement”), I release Assured Guaranty Corp. (“AGC” or the “Company”), Assured Guaranty Ltd., Assured Guaranty Re Ltd., Assured Guaranty U.K. Ltd., ACE Limited, Financial Security Assurance Holdings Ltd., Financial Security Assurance Inc., now known as Assured Guaranty Municipal Corp., and Dexia S.A. (hereinafter collectively referred to as the “Corporations”), and its and/or their past, present and/or future parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees and agents (hereinafter collectively referred to as “Releasees”), from any and all claims I may have, known or unknown, including but not limited to those related to my employment, my separation from employment or otherwise, from the beginning of time through the date that I sign this Supplemental Release.

I also understand and agree that I am releasing Releasees from any and all claims which may legally be waived by private agreement, including but not limited to any and all claims for breach of contract, personal injury, wages, benefits, defamation and wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including but not limited to, claims arising under the  Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, the Family and Medical Leave Act, the New York Labor Law, the New York Whistleblower Statute, and any other federal, state, local, or foreign laws or regulations), contract (express or implied), tort, constitutional provision, common law, public policy or otherwise, from the beginning of time through the date that I sign this Supplemental Release.

Further, I understand and agree that I am also releasing Releasees from any and all claims which may legally be waived by private agreement, including but not limited to any and all claims for discrimination or harassment in employment, or retaliation, on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status, genetic information, veteran’s status, and any other protected grounds including, but not limited to, any and all rights and claims I may have arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state, local, or foreign laws or regulations, from the beginning of time through the date that I sign this Supplemental Release.

Except as otherwise stated below, I agree and covenant not to file any suit, complaint, claim, grievance or demand for arbitration against Releasees in any court, administrative agency, or other forum with regard to any claim, demand, liability or obligation arising out of my employment with the Company or separation from employment. I further represent that no claims, complaints or other proceedings are pending in any court, administrative agency, or other forum relating directly or indirectly to my employment with the Company.  I understand that nothing in the Agreement shall be construed to prohibit me from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor

Relations Board and/or any federal, state or local agency.  Notwithstanding the foregoing, I hereby waive any and all rights to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.  I understand that my release of claims as contained in the Agreement does not extend to any rights I may have under the Fair Labor Standards Act and/or any applicable state law governing wage payments, or under any laws governing the filing of claims for unemployment and/or workers’ compensation benefits.  I further understand that nothing herein shall be construed to prohibit me from challenging: (a) the Company’s failure to comply with its promises to make payment and provide benefits under the Agreement; (b) my right to any vested benefits to which I am entitled; or (c) the knowing and voluntary nature of my release of claims under the Age Discrimination in Employment Act of 1967.

I understand that I have seven (7) days from the date I sign this Supplemental Release to change my mind and revoke this Supplemental Release. I understand that if I do not advise the Company within seven (7) days that I have revoked this Supplemental Release,  the Agreement and this Supplemental Release shall be effective, enforceable and binding on all parties.  If I change my mind and revoke this Supplemental Release, I must send written notice of my decision to Ivana Grillo, Director, Human Resources, Assured Guaranty Corp., 31 West 52nd Street, New York, NY 10019 so that she receives my revocation no later than the eighth day after I originally signed this Supplemental Release.  I understand that AGC will not be required to make payments or provide the benefits set forth in the Agreement unless the Agreement becomes effective.

Michael Schozer
Dated: , 200

STATE OF )
: ss.:
COUNTY OF )

On the            day of                     , 200   before me personally came Michael Schozer, to me known and known to me to be the individual described in, and who executed, this Supplemental Release, and duly acknowledged to me that he executed the same.

Notary Public